SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                      THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:    SENIOR FLOATING INCOME FUND, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

         Senior Floating Income Fund, Inc.
         800 Scudders Mill Road
         Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

         Arthur Zeikel
         800 Scudders Mill Road
         Plainsboro, New Jersey  08536

Check Appropriate Box:

         Registrant is filing a  Registration  Statement  pursuant to
         Section  8(b)  of  the   Investment   Company  Act  of  1940
         concurrently with the filing of Form N-8A:

         YES |X|                                               NO |_|


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                                  SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 24th day of November, 1998.

                                    SENIOR FLOATING INCOME FUND, INC.



                                    By:  /s/ Patrick D. Sweeney
                                        ------------------------------
                                        Name: Patrick D. Sweeney
                                        Title:   President